Exhibit 5.3

Founded in 1852 by Sidney Davy Miller	150 West Jefferson, Suite 2500 Detroit, Michigan 48226 TEL: (313) 963-6420 FAX: (313) 496-7500 www.millercanfield.com	MICHIGAN: Ann Arbor Detroit • Grand Rapids Howell • Kalamazoo Lansing • Monroe • Troy New York, NY Pensacola, FL Washington, DC CANADA: Windsor, ON POLAND: Gdynia Katowice • Warsaw

October 7, 2003

United Components, Inc.
301 Industrial Drive
Albion, IL 62806

Fuel Filter Technologies, Inc.
Post Office Box 307
West Salem, Illinois 62476

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004

Re:	Registration Statement on Form S-4 Relating to $230,000,000 Aggregate Principal Amount of 9 3/8% Senior Subordinated Notes Due 2013

Ladies and Gentlemen:

     In connection with the registration of $230,000,000 aggregate principal amount of 9 3/8%Senior Subordinated Notes due 2013 (the “Securities”) by United Components, Inc., a Delaware corporation (the “Company”) and each of the co-registrants, the guarantees of the Securities (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), and specifically that certain guaranty of the Securities to be endorsed thereon (the “Covered Guaranty”) by Fuel Filter Technologies, Inc., a Michigan corporation (the “Covered Guarantor”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2003, and amended October 7, 2003 (File No. 333-107219) (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of June 20, 2003 (the “Indenture”) by and among the Company, each of the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”). The Securities and the Guarantees will be issued

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

in exchange for the Company’s outstanding 9 3/8% Senior Subordinated Notes due 2013 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

     In our capacity as special counsel to the Covered Guarantor, in connection with such registration, we are familiar with the proceedings taken by the Covered Guarantor in connection with the authorization and issuance of the Indenture pursuant to which the Securities and the Covered Guaranty will be issued and have reviewed a signed copy of the Indenture bearing the signature of John Ritter.

     In addition, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(a)	the Articles of Incorporation of the Covered Guarantor, as filed with the Michigan Department of Consumer and Industry Services on October 19, 1992;

(b)	the Bylaws of the Covered Guarantor;

(c)	the Certificate of Good Standing with respect to the Covered Guarantor from the Michigan Department of Consumer and Industry Services dated June 10, 2003;

(d)	the Written Consent in Lieu of a Special Meeting of the Directors of the Covered Guarantor, dated June 20, 2003; and

(e)	a certificate of the Secretary of the Covered Guarantor dated even herewith.

     The documents described in (a) through (e) above are collectively referred to herein as the “Corporate Documents.” With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative Documents and the Corporate Documents.

     We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in, the Operative Documents. We have represented the Covered Guarantor only with respect to the rendering of this opinion.

2

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

     In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

(a)	except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinions rendered herein; and

(b)	all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents.

     We are opining herein as to the effect on the subject transaction only of the laws of the State of Michigan and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1)	The Indenture has been duly authorized by all necessary corporate action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor.

(2)	The notation of the Covered Guaranty to be endorsed on the Securities has been duly authorized by all necessary corporate action of the Covered Guarantor.

     To the extent that the obligations of the Company and each Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of the foregoing opinions that each Guarantor other than the Covered Guarantor: (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed and delivered each such Operative Document.

3

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Miller, Canfield, Paddock and Stone, P.L.C.

SCHEDULE A

Guarantors

Name	Jurisdiction

Mid-South Mfg., Inc.	Arkansas
Airtex Products, LLC	Delaware
Champion Laboratories, Inc.	Delaware
UCI-Airtex Holdings, Inc.	Delaware
UCI Investments, L.L.C.	Delaware
Airtex Products, Inc.	Illinois
Chefford Master Manufacturing Co.	Illinois
Pee Cee Manufacturing Co., Inc.	Illinois
Fuel Filter Technologies, Inc.	Michigan
Pioneer, Inc.	Mississippi
Neapco Inc.	Pennsylvania
Wells Manufacturing Corp.	Wisconsin

A-1